FOR IMMEDIATE RELEASE

CONTACT:        DAVID J. BRYANT
CHIEF FINANCIAL OFFICER
RESOURCE CAPITAL CORP.
1845 WALNUT STREET
10TH FLOOR
PHILADELPHIA, PA 19103
215/546-5005, 215/546-5388 (fax)

RESOURCE CAPITAL CORP.
REPORTS RESULTS FOR SECOND QUARTER 2006

New York, N.Y., August 3, 2006 - Resource Capital Corp. (NYSE: RSO) (the "Company" or “RCC”), a real estate investment trust focused on originating and investing in commercial real estate secured loans, whole loans, B-notes, mezzanine loans, mortgage-related securities and other real estate related assets and, to a lesser extent, higher-yielding commercial finance assets and asset-backed securities reported net income of $6.1 million or $0.34 per diluted share for the quarter ended June 30, 2006 as compared to net income of $2.3 million or $0.15 per diluted share for the quarter ended June 30, 2005 an increase of $3.8 million (166%) and $0.19 (127%) per diluted share, respectively. For the quarter ended June 30, 2006, estimated REIT taxable income was $6.4 million or $0.36 per diluted share, as compared to $3.1 million or $0.20 per diluted share for the quarter ended June 30, 2005. Net income for the six months ended June 30, 2006 was $11.2 million, or $0.65 per diluted share, as compared to net income for the period ended June 30, 2005 of $2.2 million, or $0.15 per diluted share an increase of $9.0 million (403%) and $0.50 (333%) per diluted share, respectively.

Highlights for the second quarter and recent developments include:

•
Resource Capital Corp. paid a quarterly dividend of $0.36 per common share for the second quarter of 2006, an increase of $0.03 per common share or 9% from the dividend paid for the first quarter of 2006. This distribution was paid on July 21, 2006 to all shareholders of record as of June 29, 2006. Based on this dividend, the annualized dividend would be $1.44 or 11.25% yield on the price of the stock at the close of the market on August 1, 2006.

•	The Company’s net interest income increased by $3.9 million or 88% to $8.4 million for the quarter ended June 30, 2006 as compared to $4.5 million for the same period in 2005.

Commercial Real Estate

•
The Company continued to increase its investment in commercial real estate loans. The portfolio of loans grew by $80.2 million to $292.6 million at June 30, 2006 from $212.4 million at March 31, 2006. As of July 31, 2006, the Company had closed an additional $35.2 million of loans and is currently in the closing process for seven additional commercial real estate investment opportunities in excess of $130.0 million. In addition, RCC received a repayment in July 2006 on one loan of $27.5 million.

•
The Company announced on May 28, 2006 the addition by its manager of Kyle Geoghegan and Darryl Myrose, former managing Directors at Bear Stearns to lead its direct loan origination team based in Los Angeles, CA.

•
On July 27, 2006 the Company priced Resource Real Estate CDO-1, Ltd., a collateralized debt obligation (“CDO”) that will provide long-term financing for a $345.0 million portfolio of commercial real estate loans. The notes issued by CDO-1 will bear interest at a weighted-average interest rate of LIBOR plus 0.82%. The Company will retain approximately $79.4 million of equity in this financing.

Commercial Finance

•
The Company closed Apidos CDO III, Ltd., in May 2006, a $285.5 million CDO that provided financing for a portfolio of syndicated bank loans. RCC continued to ramp up its syndicated bank loan portfolio and ended the quarter with a total of $605.1 million, at cost, with a weighted-average spread of LIBOR plus 2.35% and a fair value of $603.4 million. Including Apidos CDO III, the Company’s syndicated loan portfolio is completely match-funded through two CDO’s with a weighted-average cost of LIBOR plus 0.46%.

•	RCC’s commercial finance subsidiary acquired an additional $62.5 million in direct financing leases and notes since December 31, 2005, including $20.3 million since March 31, 2006.

RMBS Agency Portfolio

•
The Company decreased its agency RMBS portfolio from $1.0 billion at December 31, 2005 ($835.3 million at March 31, 2006) to $790.8 million at June 30, 2006. It is the Company’s goal to lower its exposure to interest rate sensitive assets. RCC has not been reinvesting prepayment proceeds into agency RMBS and continues to believe that this portfolio will decrease substantially in size over the next 18 months. As of August 1, 2006 the portfolio of agency RMBS had an approximate fair value of $783.5 million.

Corporate Matters

•
The Company issued a $25.8 unsecured junior subordinated debenture that bears interest at LIBOR plus 3.95% related to a trust preferred security (Trups) on May 24, 2006. RCC received net proceeds of $24.2 million from the issuance.

•	The Company appointed David J. Bryant, a former Pennsylvania REIT executive, as its Senior Vice President and Chief Financial Officer effective June 28, 2006.

Balance Sheet Summary

At June 30, 2006, RCC’s investment portfolio totaled $2.2 billion and included the following: $319.0 million of commercial real estate-related investments, $790.8 million of agency RMBS, $347.8 million of non-agency RMBS, $605.1 million of syndicated bank loans, $78.0 million of direct financing leases and notes and $21.7 million of other asset-backed securities. At June 30, 2006, RCC’s investment portfolio was financed with $2.0 billion of total indebtedness and included the following: $960.0 million of senior notes issued by CDOs secured primarily by mortgage-backed securities, other asset-backed securities and syndicated bank loans; $203.9 million of repurchase agreements secured by commercial real estate loans; $730.2 million of repurchase agreements secured by agency RMBS; $73.3 million outstanding under a term facility secured by equipment leases and notes and $25.8 million of an unsecured junior subordinated debenture.

Book Value

The Company’s book value per common share at June 30, 2006 was $12.66 as compared to $12.46 at December 31, 2005, a 2% increase. Total stockholders’ equity was $225.5 million at June 30, 2006 and $195.3 million at December 31, 2005. Total common shares outstanding were 17,815,182 and 15,682,334 at June 30, 2006 and December 31, 2005, respectively.

Investment Portfolio

The tables below summarize the amortized cost and estimated fair value of our investment portfolio as of June 30, 2006 and as of December 31, 2005, classified by interest rate type. The tables below include both (i) the amortized cost of our investment portfolio and the related dollar price, which is computed by dividing amortized cost by par amount, and (ii) the estimated fair value of our investment portfolio and the related dollar price, which is computed by dividing the estimated fair value by par amount (in thousands, except percentages):

	June 30, 2006
	Amortized cost	Dollar price	Estimated fair value	Dollar price	Estimated fair value less amortized cost	Dollar price
Floating rate
Non-agency RMBS	$341,148	99.15%	$341,951	99.39%	$803	0.23%
CMBS	429	100.00%	433	100.93%	4	0.93%
Other ABS	18,571	98.92%	18,642	99.30%	71	0.38%
A notes	20,000	100.00%	20,000	100.00%	−	0.00%
B notes	147,639	99.90%	147,639	99.90%	−	0.00%
Mezzanine loans	55,484	100.21%	55,484	99.97%	−	0.00%
Syndicated bank loans	604,842	99.97%	603,128	99.93%	(1,714)	-0.28%
Total floating rate	$1,188,113	99.83%	$1,187,277	99.76%	$(836)	-0.07%

Hybrid rate
Agency RMBS	$812,791	100.08%	$790,815	97.38%	$(21,976)	-2.71%
Total hybrid rate	$812,791	100.08%	$790,815	97.38%	$(21,976)	-2.71%

Fixed rate
Non-agency RMBS	$6,000	100.00%	$5,882	98.03%	$(118)	-1.97%
CMBS	27,528	98.69%	26,002	93.22%	(1,526)	-5.47%
Other ABS	3,314	99.97%	3,095	93.36%	(219)	-6.61%
B notes	16,705	98.26%	16,705	98.26%	−	0.00%
Mezzanine loans	52,687	89.87%	52,687	89.87%	−	0.00%
Syndicated bank loans	249	99.60%	249	99.60%	−	0.00%
Equipment leases and notes	77,984	100.00%	77,984	100.00%	−	0.00%
Total fixed rate	$184,467	96.55%	$182,604	95.57%	$(1,863)	-0.98%
Grand total	$2,185,371	99.64%	$2,160,696	98.51%	$(24,675)	-1.13%

About Resource Capital Corp.

Resource Capital Corp. is a specialty finance company that began operations in March 2005 and intends to elect and qualify to be taxed as a real estate investment trust for federal income tax purposes. RCC’s investment strategy focuses on real estate-related assets, and, to a lesser extent, higher-yielding commercial finance assets with a concentration on the following asset classes: commercial real estate-related assets such as whole loans, B-notes, mezzanine loans and mortgage-related securities and commercial finance assets such as other asset-backed securities, syndicated bank loans, equipment leases and notes, trust preferred securities and private equity investments principally issued by financial institutions. RCC is externally managed by Resource Capital Manager, Inc., an indirect wholly owned subsidiary of Resource America, Inc. (Nasdaq: REXI), a specialized asset management company that uses industry specific expertise to generate and administer investment opportunities for its own account and for outside investors in the financial fund management, real estate, and equipment finance sectors. As of June 30, 2006, Resource America managed approximately $10.5 billion of assets in these sectors.

For more information, please visit our website at www.resourcecapitalcorp.com or contact investors relations at pschreiber@resourceamerica.com

Safe Harbor Statement

Statements made in this release include forward-looking statements, which involve substantial risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied in this release. For information pertaining to risks related to these forward-looking statements, see Item 1A, under the caption “Risk Factors” contained in Item 1 of the Company’s Annual Report on Form 10-K.

The remainder of this release contains the Company’s consolidated balance sheets, consolidated statements of operations and a reconciliation of the Company’s estimated REIT taxable income.

RESOURCE CAPITAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Cash and cash equivalents	$3,648	$17,729
Restricted cash	33,534	23,592
Due from broker	−	525
Available-for-sale securities, pledged as collateral, at fair value	1,146,888	1,362,392
Available-for-sale securities, at fair value	39,932	28,285
Loans	897,606	569,873
Direct financing leases and notes, net of unearned income	77,984	23,317
Investment in unconsolidated trust	774	−
Derivatives, at fair value	6,673	3,006
Interest receivable	10,183	9,337
Accounts receivable	121	183
Principal paydown receivables	3,795	5,805
Other assets	2,956	1,503
Total assets	$2,224,094	$2,045,547
LIABILITIES
Repurchase agreements, including accrued interest of $1,342 and $2,104	$934,060	$1,068,277
Collateralized debt obligations (“CDOs”) (net of debt issuance costs of $13,474 and $10,093)	946,526	687,407
Warehouse agreement	−	62,961
Secured term facility	73,343	−
Unsecured revolving credit facility	−	15,000
Distribution payable	6,413	5,646
Accrued interest expense	8,809	9,514
Unsecured junior subordinated debenture held by an unconsolidated trust that issued trust preferred securities securities	25,774	−
Management and incentive fee payable − related party	930	896
Security deposits	1,191	−
Due to broker	771	−
Accounts payable and accrued liabilities	738	513
Total liabilities	1,998,555	1,850,214
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: 100,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, par value $0.001: 500,000,000 shares authorized; 17,815,182 and 15,682,334 shares issued and outstanding (including 234,224 and 349,000 restricted shares)	18	16
Additional paid-in capital	247,160	220,161
Deferred equity compensation	(1,466)	(2,684)
Accumulated other comprehensive loss	(16,519)	(19,581)
Distributions in excess of earnings	(3,654)	(2,579)
Total stockholders’ equity	225,539	195,333
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,224,094	$2,045,547

RESOURCE CAPITAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,	Period from March 8, 2005 (Date Operations Commenced) to June 30,
	2006	2005	2006	2005
REVENUES	(Unaudited)		(Unaudited)
Net interest income:
Interest income from securities available-for-sale	$16,053	$10,089	$32,425	$10,493
Interest income from loans	15,700	1,458	26,720	1,458
Interest income − other	3,150	852	5,192	1,142
Total interest income	34,903	12,399	64,337	13,093
Interest expense	26,519	7,930	47,721	8,140
Net interest income	8,384	4,469	16,616	4,953

OTHER REVENUE
Net realized gains (losses) on investments	161	(14)	(538)	(14)

EXPENSES
Management fees − related party	1,237	808	2,230	1,016
Equity compensation − related party	240	827	822	1,036
Professional services	304	100	565	122
Insurance	125	120	246	150
General and administrative	573	320	998	383
Total expenses	2,479	2,175	4,861	2,707
NET INCOME	$6,066	$2,280	$11,217	$2,232

NET INCOME PER SHARE - BASIC	$0.35	$0.15	$0.66	$0.15

NET INCOME PER SHARE - DILUTED	$0.34	$0.15	$0.65	$0.15

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING − BASIC	17,580,293	15,333,334	17,099,051	15,333,334

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING − DILUTED	17,692,586	15,373,644	17,222,553	15,356,872

DIVIDENDS DECLARED PER SHARE	$0.36	$0.00	$0.69	$0.00

RESOURCE CAPITAL CORP. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ESTIMATED REIT TAXABLE INCOME (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	Period from March 8, 2005 (Date Operations Commenced) to June 30,
	2006	2005	2006	2005
Net income	$6,066	$2,280	$11,217	$2,232
Additions:
Share-based compensation to related parties	240	827	822	1,036
Incentive management fee expense to related party paid in shares	77	−	108	−
Capital losses from the sale of available-for- sale securities	−	−	1,411	−
Estimated REIT taxable income	$6,383	$3,107	$13,558	$3,268

Estimated REIT taxable income is not a presentation made in accordance with GAAP, and does not purport to be an alternative to net income (loss) determined in accordance with GAAP as a measure of operating performance or to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Total taxable income is the aggregate amount of taxable income generated by us and by our domestic and foreign taxable REIT subsidiaries. Estimated REIT taxable income excludes the undistributed taxable income of our domestic taxable REIT subsidiary, if any such income exists, which is not included in estimated REIT taxable income until distributed to us. There is no requirement that our domestic taxable REIT subsidiary distribute its earning to us. Estimated REIT taxable income, however, includes the taxable income of our foreign taxable REIT subsidiaries because we will generally be required to recognize and report their taxable income on a current basis. We believe that a presentation of estimated REIT taxable income provides useful information to investors regarding our financial condition and results of operations as this measurement is used to determine the amount of dividends that we are required to declare to our stockholders in order to maintain our status as a REIT for federal income tax purposes. We use estimated REIT taxable income for this purpose. Because not all companies use identical calculations, this presentation of estimated REIT taxable income may not be comparable to other similarly-titled measures of other companies.